Exhibit 99.1

FULL HOUSE RESORTS ANNOUNCES STRONG SECOND QUARTER RESULTS

- Revenues Increase 226.9% Over Prior-Year’s Second Quarter

- Operating Income Improved to $12.2 Million from an Operating Loss of $4.2 Million;
Net Income Improved to $5.5 Million from a Net Loss of $6.7 Million;
Adjusted EBITDA Increased to $14.9 Million from an Adjusted EBITDA Loss of $1.4 Million

- Construction of Chamonix Casino Hotel Continues

- Two Sports Wagering Providers Launched Operations in April 2021;

Five of Six Permitted “Skins” are Now Operating

Las Vegas – August 10, 2021 – Full House Resorts, Inc. (Nasdaq: FLL) today announced results for the second quarter ended June 30, 2021.

On a consolidated basis, revenues in the second quarter of 2021 were $47.4 million, a 226.9% increase from $14.5 million in the prior-year period. The prior-year period reflects the pandemic-related closure of all of the Company’s properties from mid-March 2020 through late-May 2020 for Silver Slipper, and through June 2020 for its other properties. Net income for the second quarter of 2021 improved to $5.5 million, or $0.15 per diluted common share, from a net loss of $6.7 million, or $(0.25) per diluted common share, in the prior-year period. Net loss in the 2020 period was affected by an adjustment to the fair market value of outstanding warrants, all of which the Company repurchased and retired in February 2021. Adjusted EBITDA(a) in the 2021 second quarter was $14.9 million, versus an Adjusted EBITDA loss of $1.4 million in the second quarter of 2020. The strong growth in the 2021 period was due to operational and marketing improvements that bore results beginning in the second half of 2020 and continuing through the second quarter of 2021, as well as the mandated closures noted above. Results for the second quarter of 2021 also include $1.5 million of revenue related to the Company’s Contracted Sports Wagering segment. Currently, five of the Company’s six permitted sports wagering “skins” in Indiana and Colorado are live, as two additional sports wagering websites launched on April 1 and April 23, 2021. The last remaining sports skin is expected to begin operations in the coming months.

“As with last quarter, our financial results continue to benefit from structural changes throughout the company,” said Daniel R. Lee, President and Chief Executive Officer of Full House Resorts. “Revenues in the second quarter of 2021 increased approximately 227%, reflecting the mandated closure of our properties for much of last year’s second quarter. Adjusted EBITDA increased by more than $16 million to $14.9 million in the second quarter of 2021, reflecting labor and marketing improvements. For the year-to-date period, Adjusted EBITDA totaled $25.7 million. These operating results are significantly above not only the 2020 period, but also meaningfully above any second quarter or first-half results in at least the past five years.

“These strong continued results have allowed us to continue to re-invest in, and improve, our properties. For example, with the ramp-up of our new marketing systems at Bronco Billy’s and Rising Star largely complete, we now look forward to upgrading the casino marketing systems at our two Nevada properties, scheduled for this year’s fourth quarter. Our Silver Slipper property, after several years of adding new amenities and with a new exterior color scheme, is essentially a new and reinvigorated destination. We also continue to invest in new slot product throughout the Company. In many ways, our current results are the product of several years of investments in our casinos and new technology, as well as the diligent efforts of our team across the country.”

Continued Mr. Lee, “At our Chamonix project in Cripple Creek, we have completed the major portion of the on-site utility work. Installation of micro-piles for the project’s foundation is approximately 25% complete. As construction prepares to go vertical, we recently installed the highest crane tower, in terms of cab height above sea level, in Colorado’s history. Substantial completion of the project is expected in the fourth quarter of 2022. It is still relatively early in the construction process, so estimates of cost and completion dates still contain substantial uncertainty.

“We continue to believe that Colorado’s gaming markets – especially Cripple Creek – remain significantly underpenetrated and do not have enough guestrooms. Recent hotel expansions in Cripple Creek and elsewhere in Colorado appear to be performing well. The development plan for our Chamonix site allows us to add an additional hotel wing. We are currently evaluating whether to build this additional hotel wing now, given the ease to do so while we construct the broader Chamonix project. That additional wing, if constructed, would increase the total size of our hotel by 23% to approximately 370 guestrooms. We believe that it could be funded, along with the rest of the project, from our existing cash balances, which totaled $281.5 million at the end of the second quarter. Such addition requires approvals from the Cripple Creek Historic Preservation Commission and Cripple Creek City Council.

“We also continue to pursue other growth opportunities in the longer-term, including our proposed American Place project in Waukegan, Illinois. The Illinois Gaming Board recently hired a consultant to help evaluate each of the three proposals remaining in the process. We look forward to the opportunity, perhaps later this year, to share our vision for a new casino destination for the Waukegan community.

“Also, the Indiana Gaming Commission recently issued a request for proposals (RFP) to develop a casino in Terre Haute, Indiana, which is approximately one hour west of Indianapolis. Full House had previously proposed development of a casino in Terre Haute and is considering responding to the RFP.”

Second Quarter Highlights and Subsequent Events

●	Mississippi. The Silver Slipper Casino and Hotel’s operational performance reflects a focus on marketing and labor improvements, as well as the benefit of numerous investments in the property in recent years. Such investments included a substantial renovation of the casino and the buffet, a renovated porte cochere and other sense-of-arrival improvements, the Beach Club, the Oyster Bar, and the introduction of on-site sports betting. We are close to completing the repainting of the exterior of the property with a new color scheme, as well as installation of a brighter, energy-efficient digital sign. For the second quarter of 2021, revenues at Silver Slipper increased 165.7% to $24.2 million. Revenues of $9.1 million in the second quarter of 2020 reflected the pandemic-related closure of the property from mid-March 2020 until May 21, 2020. Adjusted Segment EBITDA grew to $9.0 million in the 2021 second quarter, a 648.6% increase from $1.2 million in the prior-year period. Revenue and Adjusted Segment EBITDA in the second quarter of 2019 were $18.9 million and $3.6 million, respectively.

The Company has been evaluating the potential construction of an additional hotel tower and related amenities at Silver Slipper, a portion of which would extend out over the adjoining Gulf of Mexico. In contemplation for such potential future expansion, the Company paid $5,000 for an option agreement – entered into by the Company on June 8, 2021 and approved by the Governor of Mississippi on July 13, 2021 – for a 30-year lease of approximately a half-acre of tidelands, with a term extension for another 30 years, if exercised. This initial six-month option can be renewed for three additional six-month increments of $5,000 upon each option renewal. Upon commencement of the land lease, rent during construction would be $10,000 for each six-month period until the earlier of six months after hotel operations have started or December 31, 2022. Thereafter, annual rent would be $105,300, with adjustments based on the consumer price index at each anniversary. Before construction can commence, additional entitlements are necessary, including certain environmental approvals. There can be no certainty that the tidelands lease option will be exercised or that the contemplated Silver Slipper expansion will be built.

●	Indiana. Rising Star Casino Resort’s revenues were $10.6 million in the second quarter of 2021, an increase from $2.2 million in the second quarter of 2020, when efforts to control the pandemic resulted in the closure of the property from mid-March 2020 until June 15, 2020. Adjusted Segment EBITDA increased to $2.7 million in the second quarter of 2021 from a loss of $1.4 million in the prior-year period. These results reflect the positive impact of a new slot marketing system installed in the fourth quarter of 2019, the launch of an improved loyalty program in June 2020, and labor efficiencies from more appropriately matching the operating hours of table games and food and beverage outlets to the demand for such services, as well as approximately 2.5 months of closed operations during the 2020 second quarter. Revenue and Adjusted Segment EBITDA in the second quarter of 2019 were $11.6 million and $0.6 million, respectively.

●	Colorado. This segment includes Bronco Billy’s Casino and Hotel and, upon its opening, will include Chamonix Casino Hotel. Revenues for this segment were $6.4 million in the second quarter of 2021, an increase from $1.6 million in the second quarter of 2020, when the property was closed from mid-March 2020 until June 15, 2020 due to efforts to control the pandemic. Adjusted Segment EBITDA rose to $1.8 million in the second quarter of 2021 from a loss of $0.2 million in the prior-year period. The increase in Adjusted Segment EBITDA was due to an improved customer experience and analytics from Bronco Billy’s new slot marketing system and labor controls (partially offset by certain labor expenses related to the pandemic), as well as approximately 2.5 months of closed operations during the 2020 second quarter. Revenue and Adjusted Segment EBITDA in the second quarter of 2019 were $6.9 million and $0.9 million, respectively.

As discussed above, construction continues on Chamonix Casino Hotel, located adjacent to Bronco Billy’s. When complete, Chamonix will include a new casino, approximately 300 luxury guest rooms and suites (and, potentially, a total of 370 guest rooms and suites), parking garage, meeting and entertainment space, outdoor rooftop pool, spa, and fine-dining restaurant. We recently completed all of the major required utility work, including the movement and expansion of existing power, cable, phone, gas, and sanitary and storm sewer lines. Installation of micro-piles to support the foundations are approximately 25% complete. For detailed renderings of the project and two webcams of the construction underway, please visit www.ChamonixCO.com.

●	Nevada. This segment consists of the Grand Lodge Casino, which is located within the Hyatt Regency Lake Tahoe luxury resort in Incline Village, and Stockman’s Casino, which is located near the Naval Air Station in Fallon. This segment is historically the smallest of the Company’s segments. During the second quarter of 2021, the Nevada segment began to recover as destination travel to the Hyatt resumed and pandemic-related restrictions eased. Revenues were $4.7 million and $1.1 million for the second quarters of 2021 and 2020, respectively, reflecting the temporary closure of Grand Lodge and Stockman’s from mid-March 2020 until June 4, 2020. Adjusted Segment EBITDA was $1.4 million in the second quarter of 2021, versus a loss of $0.6 million in the prior-year period. Revenue and Adjusted Segment EBITDA in the second quarter of 2019 were $4.3 million and $0.4 million, respectively.

●	Contracted Sports Wagering. This segment consists of the Company’s on-site and online sports wagering skins in Colorado and Indiana. Revenues and Adjusted Segment EBITDA were both $1.5 million in the second quarter of 2021, reflecting the launch of two additional sports wagering skins on April 1 and April 23, 2021. Currently, five of the Company’s six permitted sports wagering skins are live. For the second quarter of 2020, when only two sports wagering skins were live, revenues and Adjusted Segment EBITDA were $463,000 and $447,000, respectively. We believe that the Company’s last remaining skin will commence operations in the next few months.

We receive a percentage of defined revenues of each skin, subject to annual minimums. When all six skins are in operation, we should receive a contractual minimum of $7 million per year of annualized revenues, with minimal related expenses.

Liquidity and Capital Resources

As of June 30, 2021, the Company had $281.5 million in cash and cash equivalents (including $176.6 million of cash reserved for the construction of Chamonix), $310 million in outstanding senior secured notes due 2028, and $5.6 million in outstanding unsecured loans obtained under the CARES Act. The Company believes that the CARES Act loans will qualify for forgiveness, but there is no certainty that any or all of such loans will be forgiven. The Company also has a $15 million senior secured revolving credit facility, all of which was available to draw upon as of June 30, 2021.

2019 Results

Because of the pandemic closure period in 2020, the Company is also providing the results from 2019 for the corresponding periods as a supplemental disclosure.

Conference Call Information

The Company will host a conference call for investors today, August 10, 2021, at 4:30 p.m. ET (1:30 p.m. PT) to discuss its 2021 second quarter results. Investors can access the live audio webcast from the Company’s website at www.fullhouseresorts.com under the investor relations section. The conference call can also be accessed by dialing (800) 430-8332 or, for international callers, (323) 347-3277.

A replay of the conference call will be available shortly after the conclusion of the call through August 24, 2021. To access the replay, please visit www.fullhouseresorts.com. Investors can also access the replay by dialing (844) 512-2921 or, for international callers, (412) 317-6671 and using the passcode 6767582.

(a) Reconciliation of Non-GAAP Financial Measure

The Company utilizes Adjusted Segment EBITDA, a financial measure in accordance with generally accepted accounting principles (“GAAP”), as the measure of segment profit in assessing performance and allocating resources at the reportable segment level. Adjusted Segment EBITDA is defined as earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening expenses, impairment charges, asset write-offs, recoveries, gain (loss) from asset disposals, project development and acquisition costs, non-cash share-based compensation expense, and corporate-related costs and expenses that are not allocated to each segment. The Company also utilizes Adjusted EBITDA (a non-GAAP measure), which is defined as Adjusted Segment EBITDA net of corporate-related costs and expenses.

Although Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP, the Company believes this non-GAAP financial measure provides meaningful supplemental information regarding our performance and liquidity. The Company utilizes this metric or measure internally to focus management on year-over-year changes in core operating performance, which it considers its ordinary, ongoing and customary operations and which it believes is useful information to investors. Accordingly, management excludes certain items when analyzing core operating performance, such as the items mentioned above, that management believes are not reflective of ordinary, ongoing and customary operations.

A reconciliation of Adjusted EBITDA is presented below. However, you should not consider this measure in isolation or as a substitute for operating income, cash flows from operating activities, or any other measure for determining our operating performance or liquidity that is calculated in accordance with GAAP. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that, in the future, we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

FULL HOUSE RESORTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Revenues
Casino	$34,647	$10,955	$66,711	$31,706
Food and beverage	7,440	1,994	13,541	8,984
Hotel	2,510	719	4,721	2,693
Other operations, including online/mobile sports	2,845	843	4,677	1,981
	47,442	14,511	89,650	45,364
Operating costs and expenses
Casino	11,087	3,470	21,426	13,803
Food and beverage	5,928	2,083	11,288	9,219
Hotel	1,140	377	2,196	1,550
Other operations	551	273	946	835
Selling, general and administrative	14,007	9,796	28,420	22,777
Project development costs	126	259	173	315
Depreciation and amortization	1,829	1,980	3,629	4,020
Loss on disposal of assets, net	568	439	672	439
	35,236	18,677	68,750	52,958
Operating income (loss)	12,206	(4,166)	20,900	(7,594)
Other (expense) income, net
Interest expense, net of capitalized interest	(6,670)	(2,447)	(11,126)	(4,938)
Gain (loss) on extinguishment of debt	30	—	(6,104)	—
Adjustment to fair value of warrants	—	(94)	(1,347)	1,562
	(6,640)	(2,541)	(18,577)	(3,376)
Income (loss) before income taxes	5,566	(6,707)	2,323	(10,970)
Income tax provision (benefit)	82	(4)	284	91
Net income (loss)	$5,484	$(6,703)	$2,039	$(11,061)

Basic income (loss) per share	$0.16	$(0.25)	$0.07	$(0.41)
Diluted income (loss) per share	$0.15	$(0.25)	$0.06	$(0.46)

Basic weighted average number of common shares outstanding	34,156	27,079	30,776	27,077
Diluted weighted average number of common shares outstanding	36,628	27,079	33,156	27,259

Full House Resorts, Inc.

Supplemental Information

Segment Revenues and Adjusted Segment EBITDA

(In Thousands, Unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2021	2020	2019	2021	2020	2019
Revenues
Mississippi	$24,239	$9,122	$18,892	$46,596	$24,215	$38,174
Indiana(2)	10,577	2,207	11,598	19,167	9,454	22,465
Colorado(2)	6,382	1,633	6,877	12,286	6,614	13,317
Nevada	4,715	1,086	4,296	9,083	4,194	8,201
Contracted Sports Wagering(2)	1,529	463	—	2,518	887	—
	$47,442	$14,511	$41,663	$89,650	$45,364	$82,157

Adjusted Segment EBITDA(1) and Adjusted EBITDA
Mississippi	$8,983	$1,200	$3,594	$16,613	$3,032	$7,440
Indiana(2)	2,666	(1,361)	604	3,799	(2,851)	1,007
Colorado(2)	1,839	(199)	876	3,548	(669)	1,491
Nevada	1,412	(562)	417	2,636	(953)	408
Contracted Sports Wagering(2)	1,500	447	—	2,477	836	—
Adjusted Segment EBITDA	16,400	(475)	5,491	29,073	(605)	10,346
Corporate	(1,472)	(910)	(1,240)	(3,376)	(2,029)	(2,518)
Adjusted EBITDA	$14,928	$(1,385)	$4,251	$25,697	$(2,634)	$7,828

__________

(1)	The Company utilizes Adjusted Segment EBITDA as the measure of segment operating profit in assessing performance and allocating resources at the reportable segment level.
(2)	The Company made certain minor reclassifications to 2020 amounts to conform to current-period presentation for enhanced comparability. Such reclassifications had no effect on the previously reported results of operations or financial position.

Full House Resorts, Inc.

Supplemental Information

Reconciliation of Net Income (Loss) and Operating Income (Loss) to Adjusted EBITDA

(In Thousands, Unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2021	2020	2019	2021	2020	2019
Net income (loss)	$5,484	$(6,703)	$(1,010)	$2,039	$(11,061)	$(2,627)
Income tax provision (benefit)	82	(4)	143	284	91	285
Interest expense, net of amounts capitalized	6,670	2,447	2,931	11,126	4,938	5,634
(Gain) loss on extinguishment of debt	(30)	—	—	6,104	—	—
Adjustment to fair value of warrants	—	94	(141)	1,347	(1,562)	(101)
Operating income (loss)	12,206	(4,166)	1,923	20,900	(7,594)	3,191
Project development costs	126	259	142	173	315	275
Depreciation and amortization	1,829	1,980	2,083	3,629	4,020	4,174
Loss (gain) on disposal of assets, net	568	439	(4)	672	439	(5)
Stock-based compensation	199	103	107	323	186	193
Adjusted EBITDA	$14,928	$(1,385)	$4,251	$25,697	$(2,634)	$7,828

Full House Resorts, Inc.

Supplemental Information

Reconciliation of Operating Income (Loss) to Adjusted Segment EBITDA and Adjusted EBITDA

(In Thousands, Unaudited)

Three Months Ended June 30, 2021
						Adjusted
						Segment
	Operating	Depreciation	Loss on	Project	Stock-	EBITDA and
	Income	and	Disposal	Development	Based	Adjusted
	(Loss)	Amortization	of Assets	Costs	Compensation	EBITDA
Reporting segments
Mississippi	$7,742	$675	$566	$—	$—	$8,983
Indiana	2,073	593	—	—	—	2,666
Colorado	1,452	385	2	—	—	1,839
Nevada	1,274	138	—	—	—	1,412
Contracted Sports Wagering	1,500	—	—	—	—	1,500
	14,041	1,791	568	—	—	16,400
Other operations
Corporate	(1,835)	38	—	126	199	(1,472)
	$12,206	$1,829	$568	$126	$199	$14,928

Three Months Ended June 30, 2020
						Adjusted
						Segment
	Operating	Depreciation	Loss on	Project	Stock-	EBITDA and
	Income	and	Disposal	Development	Based	Adjusted
	(Loss)	Amortization	of Assets	Costs	Compensation	EBITDA
Reporting segments
Mississippi	$398	$802	$—	$—	$—	$1,200
Indiana	(1,977)	616	—	—	—	(1,361)
Colorado	(579)	376	4	—	—	(199)
Nevada	(1,145)	148	435	—	—	(562)
Contracted Sports Wagering	447	—	—	—	—	447
	(2,856)	1,942	439	—	—	(475)
Other operations
Corporate	(1,310)	38	—	259	103	(910)
	$(4,166)	$1,980	$439	$259	$103	$(1,385)

Three Months Ended June 30, 2019
						Adjusted
						Segment
	Operating	Depreciation	Gain on	Project	Stock-	EBITDA and
	Income	and	Disposal	Development	Based	Adjusted
	(Loss)	Amortization	of Assets	Costs	Compensation	EBITDA
Reporting segments
Mississippi	$2,725	$869	$—	$—	$—	$3,594
Indiana	11	593	—	—	—	604
Colorado	446	434	(4)	—	—	876
Nevada	268	149	—	—	—	417
Contracted Sports Wagering	—	—	—	—	—	—
	3,450	2,045	(4)	—	—	5,491
Other operations
Corporate	(1,527)	38	—	142	107	(1,240)
	$1,923	$2,083	$(4)	$142	$107	$4,251

Full House Resorts, Inc.

Supplemental Information

Reconciliation of Operating Income (Loss) to Adjusted Segment EBITDA and Adjusted EBITDA

(In Thousands, Unaudited)

Six Months Ended June 30, 2021
						Adjusted
						Segment
	Operating	Depreciation	Loss on	Project	Stock-	EBITDA and
	Income	and	Disposal	Development	Based	Adjusted
	(Loss)	Amortization	of Assets	Costs	Compensation	EBITDA
Reporting segments
Mississippi	$14,690	$1,335	$588	$—	$—	$16,613
Indiana	2,590	1,209	—	—	—	3,799
Colorado	2,732	732	84	—	—	3,548
Nevada	2,359	277	—	—	—	2,636
Contracted Sports Wagering	2,477	—	—	—	—	2,477
	24,848	3,553	672	—	—	29,073
Other operations
Corporate	(3,948)	76	—	173	323	(3,376)
	$20,900	$3,629	$672	$173	$323	$25,697

Six Months Ended June 30, 2020
						Adjusted
						Segment
	Operating	Depreciation	Loss on	Project	Stock-	EBITDA and
	Income	and	Disposal	Development	Based	Adjusted
	(Loss)	Amortization	of Assets	Costs	Compensation	EBITDA
Reporting segments
Mississippi	$1,386	$1,646	$—	$—	$—	$3,032
Indiana	(4,089)	1,238	—	—	—	(2,851)
Colorado	(1,436)	763	4	—	—	(669)
Nevada	(1,685)	297	435	—	—	(953)
Contracted Sports Wagering	836	—	—	—	—	836
	(4,988)	3,944	439	—	—	(605)
Other operations
Corporate	(2,606)	76	—	315	186	(2,029)
	$(7,594)	$4,020	$439	$315	$186	$(2,634)

Six Months Ended June 30, 2019
						Adjusted
						Segment
	Operating	Depreciation	Gain on	Project	Stock-	EBITDA and
	Income	and	Disposal	Development	Based	Adjusted
	(Loss)	Amortization	of Assets	Costs	Compensation	EBITDA
Reporting segments
Mississippi	$5,725	$1,716	$(1)	$—	$—	$7,440
Indiana	(192)	1,199	—	—	—	1,007
Colorado	614	881	(4)	—	—	1,491
Nevada	106	302	—	—	—	408
Contracted Sports Wagering	—	—	—	—	—	—
	6,253	4,098	(5)	—	—	10,346
Other operations
Corporate	(3,062)	76	—	275	193	(2,518)
	$3,191	$4,174	$(5)	$275	$193	$7,828

Cautionary Note Regarding Forward-looking Statements

This press release contains statements by Full House and our officers that are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “believe,” “project,” “expect,” “future,” “should,” “will” and similar references to future periods. Some forward-looking statements in this press release include those regarding our expected results of operations; the potential further expansion of the Chamonix hotel and our ability to fund the project from existing cash balances; our expected construction budget, estimated completion date, expected amenities, and our expected operational performance for Chamonix; our expectations regarding our sports wagering contracts with third-party providers, including the expected revenues and expenses and the expected timing for the launch of the sports betting ‘skins’ related thereto; our intentions regarding the potential future expansion at Silver Slipper, including the exercise of the tidelands lease option or receipt of any entitlements thereto; our expectations regarding the Waukegan proposal, including the timing of the RFP process, our ability to obtain the casino license and, if we are awarded such license, to obtain financing; and our intentions regarding a response to the Indiana Gaming Commission’s request for proposal to develop a casino in Terre Haute, Indiana. Forward-looking statements are neither historical facts nor assurances of future performance. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the control of Full House. Such risks include, without limitation, our ability to repay our substantial indebtedness; the potential for additional adverse impacts from the COVID-19 pandemic, including the emergence of variants, on our business, construction projects, indebtedness, financial condition and operating results; actions by government officials at the federal, state or local level with respect to steps to be taken, including, without limitation, additional shutdowns, travel restrictions, social distancing measures or shelter-in-place orders, in connection with the COVID-19 pandemic; our ability to effectively manage and control expenses as a result of the pandemic; our ability to complete Chamonix on-time and on-budget; changes in guest visitation or spending patterns due to COVID-19 or other health or other concerns; a decrease in overall demand as other competing entertainment venues continue to re-open; construction risks, disputes and cost overruns; dependence on existing management; competition; uncertainties over the development and success of our expansion projects; the financial performance of our finished projects and renovations; effectiveness of expense and operating efficiencies; inflation and its potential impacts on labor costs and the prices of food, construction, and other materials; the effects of potential disruptions in the supply chains for goods, such as food, lumber, and other materials; general macroeconomic conditions; and regulatory and business conditions in the gaming industry (including the possible authorization or expansion of gaming in the states we operate or nearby states). Additional information concerning potential factors that could affect our financial condition and results of operations is included in the reports Full House files with the Securities and Exchange Commission, including, but not limited to, Part I, Item 1A. Risk Factors and Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the most recently ended fiscal year and our other periodic reports filed with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or revise our forward-looking statements as a result of new information, future events or otherwise. Actual results may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements.

About Full House Resorts, Inc.

Full House Resorts owns, leases, develops and operates gaming facilities throughout the country. The Company’s properties include Silver Slipper Casino and Hotel in Hancock County, Mississippi; Bronco Billy’s Casino and Hotel in Cripple Creek, Colorado; Rising Star Casino Resort in Rising Sun, Indiana; Stockman’s Casino in Fallon, Nevada; and Grand Lodge Casino, located within the Hyatt Regency Lake Tahoe Resort, Spa and Casino in Incline Village, Nevada. The Company is currently constructing Chamonix Casino Hotel, a new luxury hotel and casino in Cripple Creek, Colorado, and is one of three finalists for consideration by the Illinois Gaming Board to develop a casino in Waukegan, Illinois. For further information, please visit www.fullhouseresorts.com.

Contact:

Lewis Fanger, Chief Financial Officer

Full House Resorts, Inc.

702-221-7800

www.fullhouseresorts.com